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TYPE:  S-8
SEQUENCE:  1
DESCRIPTION:  FORM S-8

To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SOLOMON ALLIANCE GROUP, INC.
               [Exact Name of Issuer as Specified in its Charter]

                        Commission File Number: 0-29973

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
                 Arizona                           86-0843235
       [State of Incorporation]             [IRS Employer Ident. No.]
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      3025 Windward Plaza, Suite 300, Alpharetta, GA 30005, (770) 753-3130
          [Address of Principal Place of Business and Executive Office]

                   CONSULTING AGREEMENT AND COMPENSATION PLAN
                             [Full Name of The Plan]

Thomas I. Weston, Jr., 3025 Windward Plaza, Suite 300, Alpharetta, GA 30005,
(770) 753-3130
                     [Name and Address of Agent for Service]

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is effective.

                         CALCULATION OF REGISTRATION FEE

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-------------------  ---------------  --------------------  --------------------  --------------------
       Title of                        Proposed Maximum      Proposed Maximum
      Securities         Amount        Offering Price Per    Aggregate Offering        Amount of
        to be            to be            Share (2)              Price             Registration
    Registered (1)     Registered                                                       Fee
-------------------  ---------------  --------------------  --------------------  --------------------
  Common Stock, par
     value $0.001       500,000            $0.62                 $310,000              $81.84
-------------------  ---------------  --------------------  --------------------  --------------------
Total Fee                                                                              $81.84
-------------------  ---------------  --------------------  --------------------  --------------------
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(1) Pursuant to Rule 416(b), this Registration Statement also registers such indeterminate number of additional shares as may be necessary to satisfy the antidilution provisions of the Consulting Agreement and Compensation Plan (the
"Plan") In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.


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(2) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price per Share is established pursuant to the Consulting Agreement and Compensation Plan set forth in Exhibit 4.1 to this Form S-8.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

         Registrant (sometimes referred to herein as the "Company") has entered into a Consulting Agreement (the "Agreement") with David T. Shaheen ("Consultant"), dated January 3, 2000.

         Pursuant to the Agreement, Consultant has been engaged in providing services to the Company relating to advice as to the Company's business objectives, assistance in the identification of potential acquisition candidates and business opportunities, assistance with respect to the structuring of the terms of such acquisitions or business opportunities and assistance with respect to the identification of potential board members. Consultant has not arranged financing that involves any securities issuance nor has Consultant promoted or maintained a market for the Company's securities.

       As compensation for the Consultant's services, the Company agreed to provide to the Consultant certain shares, options and warrants to purchase, subject to the terms thereof and services provided, up to an aggregate of 500,000 shares of the Company's Common Stock at a price of $0.10 per share at any time during the five (5) year period commencing on the date of grant January 3, 2000 and ending January 3, 2005.

         With respect to the shares of common stock underlying the options and warrants, the Company is obligated under the Agreement to prepare and file this Registration Statement on Form S-8 within a reasonable time following the filing of its first quarter 2000 Form 10-QSB (said filing having been made by the Company prior to the date of this Registration Statement.)

Item 2. Registrant Information and Employee Plan Annual Information.

         Registrant shall provide the Consultant with a written statement notifying him that, upon his written or oral request and without charge, he will be provided (i) the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement; and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission are incorporated by reference:

         (a) Registrant's Current Report on Form 8-K filed on March 10, 2000, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed;

         (b) All other reports, including but not limited to Quarterly Reports on Form 10-QSB, filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act;


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         (c) All reports subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         The authorized capital stock of the Company consists of 100,000,000 Shares of common stock, par value $0.001 per Share. At present, the Company has no plans to authorize or issue any shares of preferred stock.

a.       Common Stock

         The holders of common stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote at all meetings of shareholders.

         Since its inception, the Company has not paid any cash dividend on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

         Registrant is registering hereunder 500,000 shares of its authorized, but unissued common stock which are intended to be issued upon the exercise of the options and warrants discussed herein above, pursuant to the terms of the Consulting Agreement and Compensation Plan. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

Item 5. Interest of Named Experts and Counsel.

          Not Applicable.

Item 6. Indemnification of Officers and Directors.

       As provided in Chapter 8, Article 5 of ARS Title 10, Arizona law authorizes an Arizona corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Incorporation provide for indemnification of the directors of the Company. In addition, the Bylaws of the Company provide for indemnification of the directors, officers, employees or agents of the Company. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

Item 7.  Exemption From Registration Claimed.

          Not Applicable.


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Item 8.  Exhibits.

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

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EXHIBIT NO.                              TITLE

4.1    Consulting Agreement and Compensation Plan

5. Opinion of Burk Law Firm, P.C. regarding the legality of the securities registered.

23.1   Consent of Stokes & Company, P.C.

23.2 Consent of Burk Law Firm, P.C., counsel to Registrant, to the use of its opinion with respect to the legality of the securities being registered hereby is included in Exhibit 5.
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Item 9.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         a.  Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


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         Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Alpharetta, State of Georgia on the 28th day of July, 2000.

                                  Solomon Alliance Group, Inc. (Registrant)

                                  By:  /s/ Thomas I. Weston, Jr.
                                       ---------------------------------------
                                       Thomas I. Weston, Jr.
                                       President & Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

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         Signatures                            Title                                   Date

/s/
----------------------------
Thomas I. Weston, Jr.               President & Chief Executive Officer              August 29, 2000
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